SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 25, 2008

Community Bank Shares of Indiana, Inc.

(Exact Name of Registrant as Specified in Charter)

Indiana	0-25766	35-1938254
State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

101 West Spring Street, New Albany, Indiana 47150
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number including area code (812) 944-2224

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendments to the Stock Award Plan

The Community Bank Shares of Indiana, Inc. (the “Company”) Stock Award Plan was amended by the board of directors of the Company at its regularly scheduled meeting held on November 25, 2008.  The primary purpose for the amendments was to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“IRC 409A”).  The following is a summary of the material terms of the amendments:

1.
The Stock Award Plan was amended to provide that the option price of any share of common stock purchased under any non-qualified stock option granted under such plan must be not less than the fair market value at the time the option is granted.  Previously, such plan allowed for up to a 50% discount.

2.
The Stock Award Plan allows stock appreciation rights to be granted subsequent to but in conjunction with the award of stock options.  Prior to the amendment, the Stock Award Plan permitted stock appreciation rights in such case to have the same exercise price as the related option.  The Stock Award Plan was amended to provide that the exercise price of any such right shall in no event be less than the fair market value of one share of common stock on the date of the grant of the stock appreciation right.

3.
 The Stock Award Plan allows the board of directors, in the event of a change in control of the Company, to, among other things, accelerate the exercisability of outstanding options or the expiration of restriction periods of restricted stock or the expiration of deferral periods of deferred stock units awarded under the Stock Award Plan.  The Stock Award Plan was amended to provide that a “change in control”, for all purposes under the Stock Award Plan, would be determined in accordance with the definition of a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under IRC 409A and the regulations and other guidance promulgated thereunder.

4.
The Stock Award Plan was amended to remove the provision allowing dividends on shares of common stock covered by deferred stock units granted under the Stock Award Plan to be deferred and/or automatically reinvested in additional deferred stock units.

5.
The Stock Award Plan allows the board of directors to provide for expiration of the deferral period on deferred stock unit grants and the expiration of restrictions on restricted stock grants in the event of the permanent disability or retirement of the grantee.  The Stock Award Plan was amended as follows: (a) the definition of disability under the Stock Award Plan shall be the definition contained in IRC 409A; (b) the term “retirement,” as used in the plan, was defined as those who terminate their employment voluntarily with at least five years of continuous employment and who are at least fifty-five years of age; and (c) to clarify that the exercisability of stock options granted under the plan can only be accelerated in the event of the death, disability or retirement of the grantee, or in the event of a change in control of the Company.

6.
The Stock Award Plan was amended to clarify that the method for determining the fair market value of common stock on any date is the closing sales price on any national securities exchange on which the Company’s stock is listed.

7.
The Stock Award Plan allows the board of directors to appoint a committee of the board to administer and interpret the Stock Award Plan and to make various decisions on behalf of the board, including those described above in this document.  The Stock Award Plan was amended to clarify that the Compensation Committee of the board is the committee so designated and that it shall have the authority to take all actions authorized by the Stock Award Plan to be taken by the board or a committee of the board.

The foregoing descriptions are a summary, are not complete and are qualified in their entirety by reference to the revised Stock Award Plan attached hereto as Exhibit 10.1 and incorporated herein by reference.

Amendments to the Performance Units Plan

The Company Performance Units Plan was amended by the board of directors of the Company at its regularly scheduled meeting held on November 25, 2008.  The primary purpose for the amendments was to comply with IRC 409A.  The following is a summary of the material terms of the amendments:

1.
The Performance Units Plan was amended to provide that distributions of amounts to which participants under the Performance Units Plan are entitled shall be made no later than two and one half months after the date that the holder of performance units becomes entitled thereto.

2.
The Performance Units Plan currently allows the Compensation Committee of the board of directors of the Company to make pro-rata distributions to participants whose employment is terminated prior to the time that they are entitled to receive a distribution if the termination of employment is “on account of death, disability, retirement or otherwise.”  The Performance Units Plan was amended to remove the term “otherwise” and to include the same definitions of disability and retirement as included in the amendments to the Stock Award Plan described above.

The foregoing descriptions are a summary, are not complete and are qualified in their entirety by reference to the revised Performance Units Plan attached hereto as Exhibit 10.2 and incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

EXHIBIT NO.

10.1 Community Bank Shares of Indiana, Inc. Amended Stock Award Plan
10.2 Community Bank Shares of Indiana, Inc. Amended Performance Units Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANK SHARES OF INDIANA, INC.

Date: December 2, 2008	By: /s/ James D. Rickard
Name: James D. Rickard
Title: President and CEO

Date: December 2, 2008	By: /s/ Paul A. Chrisco
Name: Paul A. Chrisco
Title: Chief Financial Officer